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                                                                 Exhibit (d)(64)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

     Amendment dated as of July 1, 2003 to the Investment Sub-Advisory Agreement between SEI Investments Management Corporation (the "Adviser") and Goldman Sachs Asset Management, L.P. (the "Sub-Adviser") with respect to the SEI Institutional Investments Trust's Large Cap and Large Cap Growth Funds (each a "Fund," and collectively the "Funds").

                                   WITNESSETH:

     WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement (the "Agreement") dated January 24, 2003, pursuant to which the Sub-Adviser renders investment sub-advisory services to each Fund; and

     WHEREAS, the Adviser and Sub-Adviser desire to amend certain provisions of the Agreement to reflect amendments by the U.S. Securities and Exchange Commission to Rules 10f-3, 12d3-1 and 17e-1 and adoption of new Rule 17a-10 under the Investment Company Act of 1940, as amended.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

     The following paragraph is added to the Agreement as Section 1(i):

     (i) In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund. The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

     Except as expressly superseded or modified by this Amendment, the terms and provisions of the Agreement shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION    GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:    /s/ Todd Cipperman                 By:    /s/ Howard B. Surloff
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Name:  Todd Cipperman                     Name:  Howard B. Surloff
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Title: Senior Vice President              Title: Managing Director
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